Exhibit 99.1

MISTRAS Group Announces Second Quarter 2019 Results
Revenue of $201 million, operating income of $15 million and diluted EPS of $0.26

Highlights of the Second Quarter 2019*

•	Q2 revenue up 5% to $200.6 million

•	Q2 gross profit up 9% to $60.1 million and gross margin expands 120 basis points to 29.9%

•	Q2 operating income up 50% to $15.4 million

•	Q2 net income up 24% to $7.4 million or $0.26 per diluted share

•	Q2 non-GAAP net income per diluted share up 10% to $0.22

•	Q2 adjusted EBITDA up 14% to $24.0 million

•	Q2 cash from operations of $12.9 million and debt repayment of $17.5 million

*- All comparisons are consolidated and versus the equivalent prior year period.

MISTRAS Group, Inc. August 5, 2019 4:01 PM

PRINCETON JUNCTION, N.J., August 5, 2019 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its second quarter ended June 30, 2019.

For the second quarter of 2019 compared to the prior year period, consolidated revenues increased 5% to $200.6 million from $191.8 million, consolidated gross profit was up 9% to $60.1 million from $55.1 million, consolidated gross margin expanded by 120 basis points to 29.9% from 28.7%, and operating income increased 50% to $15.4 million from $10.3 million.

Chief Executive Officer Dennis Bertolotti stated, "I am very pleased with our second quarter performance and remain confident in our outlook for the balance of the year. Results in the second quarter picked up as anticipated and were consistent with our expectations. Top and bottom line results improved significantly, both year-over-year and sequentially, reflecting continued market share gains and our strategic focus on increasing returns. Our management of working capital and cash generation program are also achieving significant progress, allowing us to pay down $17.5 million of debt in the second quarter alone, bringing the total year to date 2019 reduction to $20.1 million.”

“We are focused on building a business that is sustainable and responsive to the customers we serve, as our industry and its needs evolve. Our redesigned business model is robust, with gross margins significantly improved both year-over-year and sequentially, due to a better sales mix as well as ongoing efficiency and productivity enhancements. We continue to keep tight control on our overhead cost structure, even as we continue to invest in strengthening our business. We remain a recognized industry leader today and are increasing our current market share, and look to continue expanding in the future.”

“In addition to strength in our core businesses, our recent acquisition is also performing as expected. Onstream has performed well in 2019, with a significant increase in volume in the United States, where we have been successful in gaining traction with MISTRAS’ existing midstream relationships. Onstream is a strong pillar of our overall growth strategy focused on pipeline integrity.”

Our specific performance by certain segments during the quarter was as follows:

Services segment second quarter revenues increased by $13.5 million or 9%. This improvement in the top line was driven by acquisition expansion coupled with organic growth. Services segment gross profit margins improved 210 basis points in the second quarter to 29.3% from 27.2% due to favorable operating leverage.

International segment second quarter revenues decreased by $4.0 million or 10%, primarily due to unfavorable currency translation and the run-off of German staff leasing contracts. Lower revenue led to a slight decrease in the second quarter International segment gross profit margin compared to the year ago quarter.

The Company generated $21.1 million of cash flows from operating activities and $9.1 million of free cash flow in the first half of 2019, compared to $20.1 million and $8.9 million, respectively, in the prior year period.

Adjusted EBITDA was $24.0 million for the second quarter of 2019 compared with $21.1 million in the prior year, an increase of 14% year over year.

The Company’s net debt (total debt less cash and cash equivalents of $12.5 million) was $257.9 million at June 30, 2019, down from $265.1 million at December 31, 2018. The Company’s gross debt has decreased by $20.2 million during 2019, to $270.4 million at June 30, 2019 from $290.6 million at December 31, 2018, due to repayments made by the Company against outstanding borrowings.

In the second quarter of 2019, the Company recorded a recovery of bad debts of $2.7 million on a pre-tax basis.

Guidance for 2019

The Company is reaffirming its guidance for 2019. The Company’s outlook remains as follows:

•Total revenues are expected to be between $765 million to $785 million;

•Adjusted EBITDA is expected to be between $90 million and $93 million;

•Capital expenditures are expected to be up to $25 million; and
•Free cash flow is expected to be between $42 million to $45 million.

Mr. Bertolotti concluded, "Our second quarter organic revenue growth, market share gains, expanding margins and improved bottom line results were consistent with our expectations and validate that we are executing to our plan for 2019. Our sequentially improving performance and momentum into the third quarter gives me confidence that we will achieve our outlook for the full year.”

Conference Call
In connection with this release, MISTRAS will hold a conference call on August 6, 2019 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 9961057 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc.
MISTRAS offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure and commercial aerospace components. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

MISTRAS uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Director, Marketing Communications at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2018 Annual Report on Form 10-K dated March 15, 2019, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In the press release, the Company also uses the term "non-GAAP Net Income,", which is GAAP net income adjusted for certain items management believes are unusual and non-recurring. In the tables attached is a table reconciling "Net Income (GAAP)" to "Net Income Excluding Special Items (non-GAAP), which reconciles the non-GAAP amount to a GAAP measurement. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement th

e Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)
	June 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$12,501	$25,544
Accounts receivable, net	155,043	148,324
Inventories	13,685	13,053
Prepaid expenses and other current assets	16,765	15,870
Total current assets	197,994	202,791
Property, plant and equipment, net	95,442	93,895
Intangible assets, net	107,753	111,395
Goodwill	283,017	279,259
Deferred income taxes	2,882	1,930
Other assets	46,385	4,767
Total assets	$733,473	$694,037
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$18,840	$13,863
Accrued expenses and other current liabilities	82,897	73,895
Current portion of long-term debt	7,056	6,833
Current portion of finance lease obligations	3,680	3,922
Income taxes payable	2,497	1,958
Total current liabilities	114,970	100,471
Long-term debt, net of current portion	263,381	283,787
Obligations under finance leases, net of current portion	9,826	9,075
Deferred income taxes	25,041	23,148
Other long-term liabilities	38,976	6,482
Total liabilities	452,194	422,963
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 28,685,486 and 28,562,608 shares issued	286	285
Additional paid-in capital	228,883	226,616
Retained earnings	73,691	71,553
Accumulated other comprehensive loss	(21,777)	(27,557)
Total Mistras Group, Inc. stockholders’ equity	281,083	270,897
Non-controlling interests	196	177
Total equity	281,279	271,074
Total liabilities and equity	$733,473	$694,037

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Revenue	$200,616	$191,793	$377,403	$379,423
Cost of revenue	135,063	131,084	257,480	264,872
Depreciation	5,482	5,626	10,978	11,323
Gross profit	60,071	55,083	108,945	103,228
Selling, general and administrative expenses	41,923	41,267	83,686	80,301
Bad debt provision for troubled customers, net of recoveries	(2,693)	—	2,798	—
Pension withdrawal expense	—	—	534	—
Research and engineering	754	913	1,611	1,669
Depreciation and amortization	4,119	2,965	8,291	5,916
Acquisition-related expense (benefit), net	549	(366)	1,002	(1,360)
Income from operations	15,419	10,304	11,023	16,702
Interest expense	3,579	1,895	7,106	3,686
Income before provision for income taxes	11,840	8,409	3,917	13,016
Provision for income taxes	4,397	2,409	1,760	4,096
Net income	7,443	6,000	2,157	8,920
Less: net income attributable to non-controlling interests, net of taxes	12	—	19	12
Net income attributable to Mistras Group, Inc.	$7,431	$6,000	$2,138	$8,908
Earnings per common share:
Basic	$0.26	$0.21	$0.07	$0.31
Diluted	$0.26	$0.20	$0.07	$0.30
Weighted average common shares outstanding:
Basic	28,657	28,346	28,616	28,325
Diluted	28,862	29,334	28,918	29,349

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenues
Services	$161,210	$147,718	$301,507	$293,313
International	37,090	41,111	72,252	79,567
Products and Systems	4,269	5,386	7,701	11,570
Corporate and eliminations	(1,953)	(2,422)	(4,057)	(5,027)
	$200,616	$191,793	$377,403	$379,423

	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Gross profit
Services	$47,208	$40,127	$84,573	$74,837
International	11,058	12,689	21,418	23,396
Products and Systems	1,825	2,213	3,064	5,103
Corporate and eliminations	(20)	54	(110)	(108)
	$60,071	$55,083	$108,945	$103,228

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Services:
Income from operations (GAAP)	$20,905	$16,328	$24,958	$28,603
Bad debt provision for troubled customers, net of recoveries	(1,977)	—	2,778	—
Pension withdrawal expense	—	—	534	—
Reorganization and other costs	77	—	77	—
Acquisition-related expense (benefit), net	397	43	702	(990)
Income before special items (non-GAAP)	19,402	16,371	29,049	27,613
International:
Income from operations (GAAP)	2,450	2,455	2,234	3,375
Reorganization and other costs	107	492	265	581
Acquisition-related expense (benefit), net	—	(409)	—	(409)
Bad debt provision for troubled customers, net of recoveries	(716)	—	20	—
Income before special items (non-GAAP)	1,841	2,538	2,519	3,547
Products and Systems:
Loss from operations (GAAP)	(405)	(656)	(1,733)	(384)
Reorganization and other costs	—	29	—	29
Loss before special items (non-GAAP)	(405)	(627)	(1,733)	(355)
Corporate and Eliminations:
Loss from operations (GAAP)	(7,531)	(7,823)	(14,436)	(14,892)
Reorganization and other costs	—	—	60	—
Acquisition-related expense, net	152	—	300	39
Loss before special items (non-GAAP)	(7,379)	(7,823)	(14,076)	(14,853)
Total Company:
Income from operations (GAAP)	$15,419	$10,304	$11,023	$16,702
Pension withdrawal expense	—	—	534	—
Bad debt provision for troubled customers, net of recoveries	(2,693)	—	2,798	—
Reorganization and other costs	184	521	402	610
Acquisition-related expense (benefit), net	549	(366)	1,002	(1,360)
Income before special items (non-GAAP)	$13,459	$10,459	$15,759	$15,952

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Six months ended
	June 30, 2019	June 30, 2018
Net cash provided by (used in):
Operating activities	$21,105	$20,095
Investing activities	(11,048)	(10,287)
Financing activities	(23,139)	(19,258)
Effect of exchange rate changes on cash	39	(561)
Net change in cash and cash equivalents	$(13,043)	$(10,011)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Six months ended
	June 30, 2019	June 30, 2018
GAAP: Net cash provided by operating activities	$21,105	$20,095
Less:
Purchases of property, plant and equipment	(11,562)	(10,963)
Purchases of intangible assets	(441)	(265)
non-GAAP: Free cash flow	$9,102	$8,867

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income to Adjusted EBITDA
(in thousands)

	Three months ended		Six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Net income	$7,443	$6,000	$2,157	$8,920
Less: net income attributable to non-controlling interests, net of taxes	12	—	19	12
Net income attributable to Mistras Group, Inc.	$7,431	$6,000	$2,138	$8,908
Interest expense	3,579	1,895	7,106	3,686
Provision for income taxes	4,397	2,409	1,760	4,096
Depreciation and amortization	9,601	8,591	19,269	17,239
Share-based compensation expense	1,511	1,703	2,867	2,829
Acquisition-related expense (benefit), net	549	(366)	1,002	(1,360)
Reorganization and other related costs	184	521	402	610
Pension withdrawal expense	—	—	534	—
Bad debt provision for troubled customers, net of recoveries	(2,693)	—	2,798	—
Foreign exchange (gain) loss	(568)	338	(1,198)	389
Adjusted EBITDA	$23,991	$21,091	$36,678	$36,397

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2019 (1)	2018 (2)	2019 (1)	2018 (2)
Net income attributable to Mistras Group, Inc. (GAAP)	$7,431	$6,000	$2,138	$8,908
Special items, net of tax	(1,274)	110	3,031	(532)
Net income attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$6,157	$6,110	$5,169	$8,376

Diluted EPS (GAAP)	$0.26	$0.20	$0.07	$0.30
Special items, net of tax	(0.04)	—	0.10	(0.02)
Diluted EPS Excluding Special Items (non-GAAP)	$0.22	$0.20	$0.17	$0.28

(1) The Company's tax effect on special items was calculated utilizing the Company's effective tax rate, exclusive of discrete items, for the three and six months ended June 30, 2019, which was 35% and 36% respectively.

(2) The Company modified the prior year tax effect on special items to be consistent with the current year methodology. The effective tax rate for the three and six months ended June 30, 2018, exclusive of discrete items, was 29% for both periods. The impact of this change on the three months ended June 30, 2018 was approximately $0.1 million and $0.01 per diluted share and on the six months ended June 30, 2018 was $0.1 million and no impact per diluted share.